Exhibit 23.4

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Xtend AI Robotics, Inc. 2026 Equity Incentive Plan, Xtend AI Robotics, Inc. 2026 Employee Stock Purchase Plan, Xtend Reality Expansion Ltd. 2019 Share Option Plan, JFB Construction Holdings 2024 Equity Incentive Plan of our report dated June 16, 2026, with respect to the financial statements of Atlas Aerospace SIA. included in the Prospectus of Xtend AI Robotics Inc. filed pursuant to Rule 424(b) on August 11, 2026, relating to the Registration Statement on Form S-4/A3 (No. 333-295380) dated August 3, 2026.

/s/Kost Forer Gabbay & Kasierer
A Member of EY Global

Tel Aviv, Israel
September 4, 2026